Exhibit 99.1 PRESS RELEASE

STERLING GROUP VENTURES: CORPORATE UPDATE

VANCOUVER, BRITISH COLUMBIA, January 30, 2018

Mojo Games, a division of Sterling Group Ventures, Inc (OTCMKTS: SGGV) is pleased to provide the following corporate update.

In addition to the Company working on completing all necessary filings for the Exchange, the Company is working on several exciting projects.

The restructuring of Sterling and Mojo has taken more time than expected which has delayed the release of the Company's filings and audited financial statements. We are continuing to proceed forward on all necessary filings and expect to soon notify shareholders when completed.

In Q3 2017, the Company entered into license and services agreements with Factory Games to launch a poker mobile app for a social play money audience. This game is tailored to provide social players with quick bursts of exciting poker play. The game will monetize these players by selling packages of an in-game currency that help players progress to the next levels in the game. The game is scheduled to officially launch in Q2 this year. This project has generated over US$900,000 in revenue for the Company in 2017. Once launched, the game will generate further services and profit sharing revenue for the Company. As part of its License agreement with Factory, the Company has received a partial ownership position in Factory Games. Leveraging the experience and knowledge the Company is building in mobile games, the Company is currently investigating launching new casual/puzzle mobile games.

In Q4, 2017, the Company entered into licensing and services agreements with Blocpal International, to help BlocPal develop and launch a payment processing eWallet solution supporting transactions between Merchants and Consumers using cryptocurrencies and traditional fiat currencies. The solution leverages the Company's enterprise back-office which includes modules for account management, CRM, customer support/helpdesk, risk/fraud management, user rewards, affiliate management and payment processing. The initial revenue to the Company for licensing its software and providing services to Blocpal to launch the product is over US$1 Million with further profit sharing and services revenue following the launch. The launch of the first solution for BlocPal is scheduled for Q2 this year. As part of its License agreement with BlocPal, the Company has also received a partial ownership position in BlocPal.

The Company is preparing to launch its own Direct-to-Consumer online gaming sites with a new marketing partner allowing users to play games using fiat and/or crypto currencies. Related to the launch of the Company's cryptocurrency D2C gaming sites, the Company is releasing its own loyalty crypto coin blockchain solution. The Company's loyalty coin program will be marketed to all gaming sites as an opportunity to offer their players a more advanced loyalty program leveraging the benefits provided through blockchain and cryptocurrencies.

The India gaming network launched last year with Baadshah Gaming is slowly but steadily progressing. In Q1 this year, the Company is launching a significant update to its poker game software focusing on a rich user experience. With the updated software, the Company will work together with Baadshah to market and build the gaming network by adding both new B2B clients and players to the network.

About Mojo Games, a division of Sterling Group Ventures

Mojo Games provides a B2B multi-gaming platform with a full suite of social play money and real money gaming products, including online poker. Mojo offers B2B partners both API integrated and turnkey white label licensing options with advanced and customizable iGaming back-office features, player rewards and marketing, affiliate, and ecommerce solutions.

ON BEHALF of the BOARD

/s/ Nicolaos Mellios, Chairman & CEO

For further information, please check the Company's SEC 8-K filing or contact:
Chris MacPherson, Director
Phone: (604)564-0765
Email: info@mojo.game
www.mojo.game

WE SEEK SAFE HARBOUR
Certain statements and other information included in this press release constitute "forward-looking information" and "forward-looking statements" within the meaning of applicable securities laws, including the "safe harbour" provisions of provincial securities legislation and the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended. Forward-looking statements are typically identified by the words "believe", "expect", "anticipate", "intend", "estimate", "outlook", "focus", "potential", "will", "should", "would", "could" and other similar expressions. Readers are cautioned not to place undue reliance on forward-looking statements as it is subject to known and unknown risks and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Except as required by law, there is no intention or obligation to update or revise any forward-looking statements as a result of new information or future events, except as required by law.

This press release does not constitute any investment advice or any solicitation or offer to buy or sell any securities. No representation is made on the accuracy or completeness of the information contained in this press release, and the Company does not accept liability for any errors or omissions in the contents of this press release that arise as a result of transmission. The Company may not update the information in this press release. The Company does not waive any rights, privileges or other protections that the Company may have with respect to the information in this press release.